UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2023

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina		27560
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On July 14, 2023, Liquidia Corporation, a Delaware corporation through Liquidia Technologies, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of Liquidia Corporation, entered into an Amended and Restated Commercial Manufacturing Services and Supply Agreement (the “Agreement”) with Lonza Tampa LLC f/k/a Xcelience LLC (“Lonza”). The Agreement amends and restates in in its entirety that certain Commercial Manufacturing Services Supply Agreement, dated as of November 12, 2022, by and between the Company and Lonza (the "Original Agreement"). Lonza is the sole supplier for the Company’s encapsulation and packaging services.

Pursuant to the terms of the Agreement, Lonza will provide the Company with manufacturing and storage services for YUTREPIATM (treprostinil) inhalation powder (the “Product”) during the Term (as defined in the Agreement). The Company will deliver bulk treprostinil powder, manufactured using its proprietary PRINT® technology, and Lonza will encapsulate and package the Product.

By the tenth business day each quarter, Company will provide Lonza with a written forecast of the Company’s expected requirements for the quantity of the Product in which the Company expects to order for production over the twenty-four (24) month period commencing with the month following the month in which such forecast is provided. The forecast will be non-binding, except for the forecast for the nearest twelve (12) months, which will be considered a firm order. The Company is required to purchase certain minimum annual order quantities, which may be adjusted by the Company after the thirteenth (13th) month after Regulatory Approval (as defined in the Agreement).

The Agreement is effective upon signing and will be in effect for an initial term of 5 years from Regulatory Approval of the of the Product by the U.S. Food and Drug Administration (the “FDA”). The Agreement may be terminated by either party for (i) a material breach by the other party, subject to notice and cure provisions, or (ii) in the event of the other party’s insolvency. The Company may terminate the Agreement upon 60 days’ written notice to Lonza in the event that the application for Regulatory Approval for the Product is rejected by the FDA and such FDA decision is not caused by the fault of the Company (the “Termination for FDA Rejection”), or if the Company withdraws its Regulatory Approval or the FDA issues a final non-appealable order to the Company to withdraw its Regulatory Approval. Lonza may terminate the Agreement upon 120 days written notice to the Company in the event the FDA does not issue a letter indicating that the application for Regulatory Approval for the Product is approved by December 31, 2024 (the “Termination for FDA Delay”).

Under the terms of the Agreement, the Company’s minimum annual commitments and Lonza’s annual minimum capacity guarantees were materially increased as compared to the Original Agreement. In connection therewith, the Company has agreed that upon any Termination for FDA Rejection or Termination for FDA Delay, the Company would reimburse Lonza for 50% of its documented out-of-pocket expenditures for any capital equipment that is purchased by Lonza after the effective date of the Agreement to perform the services for the Company, not to exceed $2.5 million in the aggregate.

In the Agreement, each party made customary representations and warranties and agreed to customary covenants, including, without limitation, with respect to indemnification, for transactions of this type.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit No.	Exhibit
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 17, 2023	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer